Exhibit 4.6

SUBJECT TO THE CANADA BUSINESS CORPORATIONS ACT No. PS5- Shares MDC PARTNERS INC. THIS IS TO CERTIFY THAT ***SPECIMEN*** Is the registered holder of NUMBER OF SHARES SERIES 5 CONVERTIBLE PREFERENCE SHARES OF MDC PARTNERS INC. The class or series of shares represented by this Certificate has rights, privileges, restrictions or conditions attached thereto and the Corporation will furnish to the holder, on demand and without charge, a full copy of the text of, (i) The rights, privileges, restrictions and conditions attached to the said shares and to each class authorized to be issued and to each series insofar as the same have been fixed by the directors, and (ii) The authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series, if applicable. IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed by its duly authorized officer(s) this ________ day of _______________, _______________. MDC PARTNERS INC. CST TRUST COMPANY

FOR VALUE RECEIVED, hereby assign and transfer unto SHARES represented by the within Certificate. DATED _____________, ____________. In the presence of